Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 27, 2021

Alight, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

Ladies and Gentlemen:

We have acted as counsel to Alight, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, File No. 333-254801 (as amended and together with all exhibits thereto, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the issuance by the Company of (i) an aggregate of 403,626,250 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Common Stock”), (ii) 44,500,000 warrants of the Company entitling the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share (the “Company Warrants”) and (iii) 44,500,000 shares of Company Class A Common Stock issuable upon the exercise of the Company Warrants (the “Warrant Shares”). Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

The Company Warrants will be governed by the Warrant Agreement (the “Warrant Agreement”) dated as of May 29, 2020, by and between Foley Trasimene Acquisition Corp. (“FTAC”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), as assigned to and assumed by the Company pursuant to a Warrant Assumption Agreement to be entered into by and among FTAC, the Company, and the Warrant Agent in connection with the consummation of the Business Combination (the “Warrant Assumption Agreement” and the Warrant Agreement as assigned and assumed pursuant thereto, the “Assumed Warrant Agreement”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the form of amended and restated certificate of incorporation of the Company that is filed as Exhibit 3.6 to the Registration Statement, (iii) the form of amended and restated bylaws of the Company that is filed as Exhibit 3.7 to the Registration Statement, (iv) the Warrant Agreement that is filed as Exhibit 4.2 to the Registration Statement, (v) the Form of Warrant Assumption Agreement that is filed as Exhibit 4.3 to the Registration Statement and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

May 27, 2021

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Business Combination Agreement and of FTAC contained in the Warrant Agreement. We have also assumed that each of FTAC and the Warrant Agent (i) is validly existing, (ii) has duly authorized, executed and delivered the Warrant Agreement, (iii) will duly authorize, execute and deliver the Warrant Assumption Agreement, and (iv) had and/or has all requisite legal ability to do so.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that:

1. The shares of Company Class A Common Stock to be registered pursuant to the Registration Statement, when issued in connection with the completion of the Business Combination on the terms and conditions set forth in the Registration Statement and the Business Combination Agreement, will be (i) duly authorized and (ii) when the Registration Statement has been declared effective under the Securities Act by order of the Commission, validly issued, fully paid and nonassessable.

2. The Company Warrants, when exchanged pursuant to the terms of the Warrant Agreement and the Business Combination Agreement in connection with the Business Combination and upon the execution and delivery of the Warrant Assumption Agreement by the parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3. The Warrant Shares, when issued upon the proper exercise of the applicable Company Warrant in accordance with the terms of the Assumed Warrant Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

May 27, 2021

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the proxy statement/prospectus/consent solicitation statement which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP